Exhibit 99.1

Emeren Appoints Dr. Ramki Srinivasan to Its Board of Directors

Stamford, CT, Sep 3, 2024 – Emeren Group Ltd (“Emeren” or the “Company”) (www.emeren.com) (NYSE: SOL), a leading global solar project developer, owner, and operator, today announced the appointment of Dr. Ramakrishnan (Ramki) Srinivasan, an experienced clean energy project developer and management consultant to its Board of Directors, effective immediately.

“We are delighted to welcome Ramki to our Board of Directors,” said Himanshu Shah, Chairman of the Company. “His deep understanding, long experience and insights of the clean energy landscape especially in US/India coupled with his track record in both storage and large-scale project development will be helpful as Emeren continues to grow its portfolio of battery storage projects and solar PV.”

Dr. Srinivasan currently serves as an Executive in Residence at KCK-US, where he leads strategic initiatives for companies specializing in next-generation grid-scale battery energy storage systems. As the Founder and CEO of Two Deg C LLC, a boutique strategy consulting firm, he has provided critical guidance to enterprise customers and startups in energy and clean technology. “I am truly honored to join the Board of Emeren and look forward to contributing to its success in the global renewable energy market.”

About Emeren Group Ltd

Emeren Group Ltd (NYSE: SOL), a renewable energy leader, showcases a comprehensive portfolio of solar projects and Independent Power Producer (IPP) assets, complemented by a significant global Battery Energy Storage System (BESS) capacity. Specializing in the entire solar project lifecycle — from development through construction to financing — we excel by leveraging local talent in each market, ensuring our sustainable energy solutions are at the forefront of efficiency and impact. Our commitment to enhancing solar power and energy storage underlines our dedication to innovation, excellence, and environmental responsibility. For more information, go to www.emeren.com.

Safe Harbor Statement

This press release contains statements that constitute ''forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. Whenever you read a statement that is not simply a statement of historical fact (such as when the Company describes what it "believes," "expects" or "anticipates" will occur, what "will" or "could" happen, and other similar statements), you must remember that the Company's expectations may not be correct, even though it believes that they are reasonable. The Company does not guarantee that the forward-looking statements will happen as described or that they will happen at all. Further information regarding risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements is included in the Company's filings with the U.S. Securities and Exchange Commission, including the Company's annual report on Form 10-K. The Company undertakes no obligation, beyond that required by law, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made, even though the Company's situation may change in the future.

For investor and media inquiries, please contact:

Emeren Group Ltd - Investor Relations

ir@emeren.com

The Blueshirt Group

Gary Dvorchak +1 (323) 240-5796 gary@blueshirtgroup.co